ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MANNING & NAPIER FUND, INC.

MANNING & NAPIER FUND, INC. (the “Corporation”), a corporation organized under the laws of the State of Maryland, having its principal place of business at 290 Woodcliff Drive, Fairport, New York 14450, does hereby certify to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

SECOND: As permitted by and in accordance with the Articles of Incorporation of the Manning & Napier Fund, Inc. (the “Corporation”) and Sections 2-602(b)5 and 2-105(c) of the Maryland General Corporation Law, the Corporation’s Board of Directors (the “Board”) on May 13, 2009 adopted resolutions for the purpose of approving an increase in the total authorized capital stock of the Corporation, par value $0.01, from five billion (5,000,000,000) having an aggregate par value of fifty million dollars ($50,000,000) to ten billion (10,000,000,000), having an aggregate par value of one hundred million ($100,000,000).

THIRD: The shares of stock, including any preference, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption is as set forth in the Corporation’s Articles of Incorporation and has not changed in connection with these Articles of Amendment.

FOURTH: Pursuant to the requirements of Section 2-607 of the Maryland General Corporation Law, these Articles of Amendment are limited to changes expressly authorized by Section 2-605 and Section 2-105(c) of the Maryland General Corporation Law to be made without action by the stockholders.

IN WITNESS WHEREOF, MANNING & NAPIER FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary as of the 29th day of June, 2009.

MANNING & NAPIER FUND, INC.

By:	/s/ B. Reuben Auspitz
B. Reuben Auspitz
President

[Seal]

Attest:

/s/ Jodi L. Hedberg
Jodi L. Hedberg
Secretary

THE UNDERSIGNED, President of Manning & Napier Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ B. Reuben Auspitz
B. Reuben Auspitz
President